INN OF THE MOUNTAIN GODS RESORT AND CASINO
ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS                     JUNE 30, 2004

Contact Information:

Richard W. Williams
Chief Financial Officer
Inn of the Mountain Gods Resort and Casino
Tele:  (505) 464-7705
email: rwilliams@imgresort.com

Mescalero, New Mexico --- Inn of the Mountain Gods Resort and Casino ("IMGRC"), a business enterprise of the Mescalero Apache Tribe (the "Tribe"), reported today that net revenues for fiscal 2004 were $81.0 million, an increase of $14.7 million, or 22.2%, from $66.3 million for fiscal 2003. For the fourth quarter ended April 30, 2004 net revenues were a record $22.1 million, an increase of $6.9 million, or 45.4%, from $15.2 million for the comparable period in the prior year. Increases in net revenues in both periods were primarily attributable to increased gaming, food and beverage and retail, recreational and other revenues due to the effect of the opening of IMGRC's new gaming and travel center facility, The Travel Center, in May 2003, together with results from our increased marketing and promotional activities during fiscal 2004.

Michael French, Chief Operating Officer of IMGRC, stated: "We are particularly pleased with the continued growth in our gaming revenues, which reached another record performance for the fourth quarter of 2004. Average gross slot win per unit per day for the full year and fourth quarter was $140 and $134 (compared to $155 and $176 for fiscal 2003 and the fourth quarter of 2003) and the average table game win per unit per day was $580 and $550 (compared to $632 for fiscal 2003 and $628 for the fourth quarter of 2003). While there was a decline in the average per unit per day win, there was a significant increase in the number of slots and table games between periods as a result of the opening of the Travel Center. The weighted average number of slot machines for full year and the fourth quarter increased 46.0% and 88.7% over the comparable periods in 2003; the weighted average number of table games increased 52.0% for the year and fourth quarter over 2003. In addition to focusing on improving our operations, we remain focused on preparation for the transition of our gaming and resort operations to our new resort project in less than a year. "

IMGRC experienced healthy revenue gains in each of the gaming, food and beverage and retail, recreational and other segments for both the 2004 fiscal year and fourth fiscal quarter. Gaming revenues increased 28.6 %, from $46.9 million to $60.3 million, in fiscal 2004 when compared to fiscal 2003, and 44.2%, from $10.4 million to $15.0 million, in the fourth quarter 2004 when compared to the fourth quarter fiscal 2003.

Food and beverage revenues were $5.6 million in fiscal 2004 and $4.9 million in fiscal 2003. Fourth quarter food and beverage revenues were $1.6 million in 2004 compared to $1.0 million in 2003. The 2004 results represent a 14.3% and 60.0% increase in food and beverage revenues for the annual and quarterly 2004 periods.

Retail, recreational and other revenues experienced a 37.5% and 51.2% increase for the 2004 fiscal year and 2004 fourth fiscal quarter, when compared with the comparable prior periods. Retail, recreational and other revenues for the 2004 and 2003 fiscal years were $16.5 million and $12.0 million respectively. For the fourth quarters, retail, recreational and other revenues were $6.2 million and $4.1 million, respectively. The current year includes revenue from the smoke shop, convenience store and refueling stations at the Travel Center. When compared with the prior year, these added revenues during 2004 were partially offset by a decline in lift tickets at Ski Apache related to below normal snowfall.

Revenue gains in the gaming, food and beverage and retail and other segments were partially offset by a revenue decline in the rooms revenue resulting from the demolition of IMGRC's old hotel in the third quarter of fiscal 2003. The new resort hotel is currently scheduled to open in April 2005.

Adjusted EBITDA1 for fiscal 2004 was $29.1 million as compared to $29.2 million for fiscal 2003. For the fourth quarter, adjusted EBITDA was $6.8 million for the 2004 quarter as compared to $7.5 million for the 2003 quarter.

During the fourth quarter of fiscal 2004, the Mescalero Apache Tribe and the State of New Mexico settled their outstanding disputes over the computation and payment of revenue sharing and regulatory fees. Under the settlement, the tribe agreed to pay the state $25 million, and also agreed to sign a gaming compact calling for the Tribe to pay to the State 8 percent of the "net win" from gaming machines operated by IMGRC. IMGRC will fund these payments out of cash reserves established for this purpose. The fiscal 2004 and fourth quarter of 2004 operating results reflect the reversal of accrued fees that were the subject of the dispute. This non-cash item is excluded from the computation of adjusted EBITDA.

Construction of IMGRC's new resort project is on schedule with the enclosure of the structure completed. Construction costs incurred through April 30, 2004 were $102.1 million with another $33.1 million construction-related expenditures expected to be incurred to complete the project by its expected opening in April 2005.

ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO

IMGRC is a business enterprise of the Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Tribe including Casino Apache, Casino Apache Travel Center, Ski Apache and a new resort project, currently under construction which, upon completion, will include a 273-room hotel, a new 38,000 square foot casino (replacing the existing Casino Apache), a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which will include capacity for 17,000 square feet of divisible meeting room space.

NON-GAAP FINANCIAL MEASURES

In this press release, we make references to adjusted EBITDA. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and further adjusted to exclude (i) pre-opening costs and expenses related to construction of our new resort and casino, (ii) revenue sharing and regulatory fees in excess of that which would be payable under our compact settlement (including the reversal of previously accrued amounts) and (iii) other income. We are instrumentalities of a sovereign Indian tribe and are not subject to federal or state income tax. We caution investors that amounts presented in accordance with our definition of adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate adjusted EBITDA in the same manner.

Adjusted EBITDA provide an additional way to view the enterprise's operations and, when viewed with both the GAAP results and reconciliation to net income, IMGRC believes provides a more complete understanding of its business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) IMGRC believes it enhances an overall understanding of IMGRC's past and current financial performance; (2) IMGRC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because adjusted EBITDA excludes certain items that may not be indicative of IMGRC's operating results; (3) measures that are comparable to adjusted EBITDA are often used as an important basis for the valuation of gaming companies; and
(4) IMGRC adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator


-----------------
1 Adjusted EBITDA is a non-GAAP financial measure. See notes to attached financial schedules for a reconciliation of adjusted EBITDA to net income for each of the applicable periods. See "Non-GAAP Financial Measure" below for a discussion of this non-GAAP financial measure.

of IMGRC's performance) or cash flows provided by operating activities (as an indicator of IMGRC's liquidity), nor should it be considered as an indicator of IMGRC's overall financial performance. Adjusted EBITDA eliminate certain substantial recurring items from net income, such as depreciation and amortization and interest expense. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of IMGRC's results. IMGRC compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. IMGRC strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

CONFERENCE CALL

IMGRC will discuss its fourth quarter and fiscal year end results during a conference call on July 1, 2004, at 11:00 a.m. (EST). The call can be accessed via telephone by dialing 800-314-7867 and providing the confirmation code 152111. Interested parties should call at least ten minutes prior to the start of the conference call to register.

FORWARD-LOOKING STATEMENTS

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "except," "scheduled," or "intend" and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on February 27, 2004, as amended by Amendment Nos. 1, 2 and 3 to Form S-4 filed with the SEC on April 22, May 18 and June 10, 2004, respectively. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.


                   INN OF THE MOUNTAIN GODS RESORT AND CASINO
          (AN UNINCORPORATED ENTERPRISE OF THE MESCALERO APACHE TRIBE)
                         SELECTED FINANCIAL INFORMATION
                  ($ IN THOUSANDS, EXCEPT WIN PER UNIT PER DAY)

                                            QUARTER ENDED                TWELVE MONTHS ENDED
                                 ------------------------------------    -----------------------------
                                     APRIL 30,           APRIL 30,         APRIL 30,       APRIL 30,
                                        2004               2003              2004             2003
                                 -------------------   --------------    --------------    -----------
                                    (UNAUDITED)          (UNAUDITED)       (UNAUDITED)     (UNAUDITED)
OPERATING RESULTS
Gross revenues                             $ 22,663         $ 15,468          $ 82,364       $ 67,183
Net revenues                                 22,127           15,248            80,927         66,252
Income from operations                       32,785          (2,831)            43,940         14,244
Net income                                   29,367          (2,625)            39,747         14,605

OTHER DATA

Adjusted EBITDA (1)                        $  6,787         $  7,508          $ 29,148       $ 29,208

PROPERTY DATA (AS OF THE END OF
PERIOD EXCEPT WIN PER DAY DATA)
  Gross slot win per day                   $    134         $    176          $    140       $    155
  Table games win per day                  $    550         $    628          $    580       $    632
  Number of slot machines                     1,180              626             1,180            803
  Number of table games                          38               25                38             25

                                       APRIL 30,         APRIL 30,
                                          2004             2003
                                     ---------------   --------------
                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents                  $ 15,795         $  9,332
Restricted cash                             133,297              475
Other current assets                          5,758            1,321
Property and equipment, net                 141,224           48,256
Other non-current assets                     19,608           37,211
                                     ---------------   --------------
  Total                                    $315,682         $ 96,595
                                     ===============   ==============

Current liabilities                        $ 41,650         $ 43,732
Construction payable                         13,082            7,156
Current portion long term debt                  252            5,765
Long term loans                             201,695            1,688
Equity                                       59,003           38,254
                                     ---------------   --------------
  Total                                    $315,682         $ 96,595
                                     ===============   ==============

--------------
(1) See "Use of Non-GAAP Financial Measure" in the text of the release for a discussion of how we define and use adjusted. Below is a quantitative reconciliation of adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income:



                                              QUARTER ENDED                TWELVE MONTHS ENDED
                                   ------------------------------------    -----------------------------
                                       APRIL 30,           APRIL 30,         APRIL 30,       APRIL 30,
                                          2004               2003              2004             2003
                                   -------------------   --------------    --------------    -----------
                                      (UNAUDITED)          (UNAUDITED)       (UNAUDITED)     (UNAUDITED)

 Net income                             $29,367             $(2,625)          $ 39,747         $14,605
   Depreciation and amortization          1,138               6,355              4,930           9,213
Non-operating expense, net of other
income                                    3,418                (207)             4,192            (361)
                                   -------------------   --------------    --------------    -----------
EBITDA                                  $33,923             $ 3,523           $ 48,868         $23,457

Pre-opening costs and expenses              613               1,390              3,072           1,390
Adjustments for revenue sharing/
regulatory fees (2)                                           2,595              4,343           4,361
Reversal of Disputed Revenue Sharing
and Regulatory Fees(2)                  (27,136)                               (27,136)
                                   -------------------   --------------    --------------    -----------
 Adjusted EBITDA                        $ 6,787             $ 7,508           $ 29,148         $29,208
                                   ===================   ==============    ==============    ===========

--------------
(2) During the fourth quarter of fiscal 2004, the Mescalero Apache Tribe and the State of New Mexico settled their outstanding disputes over the computation and payment of revenue sharing and regulatory fees. Under the settlement, the Tribe agreed to pay the State $25 million, and also agreed to sign a gaming compact calling for the Tribe to pay to the State 8 percent of the "net win" from gaming machines operated by IMGRC. IMGRC will fund these payments out of cash reserves established for this purpose. Adjusted EBITDA adjusts results prior to the fourth quarter of 2004 to reflect revenue sharing and regulatory fees at the levels agreed to in the settlement. The fourth quarter operating results reflect the reversal of accrued revenue sharing and regulatory fees subject to dispute in excess of that reflected in the settlement. These reversals have been excluded when computing adjusted EBITDA.


                   INN OF THE MOUNTAIN GODS RESORT AND CASINO
          (AN UNINCORPORATED ENTERPRISE OF THE MESCALERO APACHE TRIBE)

                        CONSOLIDATED STATEMENT OF INCOME
                                ($ IN THOUSANDS)

                                               QUARTER ENDED                     TWELVE MONTHS ENDED
                                      --------------------------------    ----------------------------------
                                        APRIL 30,         APRIL 30,         APRIL 30,           APRIL 30,
                                          2004              2003              2004                 2003
                                      --------------    --------------    --------------    ----------------
                                       (UNAUDITED)       (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
Revenues
    Gaming                              $ 14,913          $ 10,401          $ 60,277            $ 46,942

    Food and beverage                      1,559             1,011             5,615               4,894

    Rooms                                      -                39                 -               3,394

    Recreation, retail, & other            6,191             4,017            16,472              11,953
                                      --------------    --------------    --------------    ----------------
      Gross revenues                      22,663            15,468            82,364              67,183

      Less - promotional allowances          536               220             1,437                 931
                                      --------------    --------------    --------------    ----------------
        Net revenue                       22,127            15,248            80,927              66,252

    Operating expenses                   (10,657)           18,079            36,987              52,009
                                      --------------    --------------    --------------    ----------------

Income (loss) from operations             32,785            (2,831)           43,940              14,243
                                      --------------    --------------    --------------    ----------------

Other income (expense):

    Interest income                          472                29               801                 190

    Interest expense                      (3,955)             (114)           (5,252)

    Other income                              64                63               258                 171
                                      --------------    --------------    --------------    ----------------

    Total other income                    (3,419)               92            (4,193)                361
                                      --------------    --------------    --------------    ----------------

    Net income (loss)                   $ 29,366          $ (2,625)         $ 39,747            $ 14,604
                                      ==============    ==============    ==============    ================
